                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (Amendment No. 2)(1)


                                 InControl, Inc.
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)


                                    45336L109
                                 (CUSIP Number)


(1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 029163-10-2                     13G           PAGE  2    OF  16  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          MAYFIELD VI INVESTMENT PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP 94-3060511
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          CALIFORNIA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     832,874
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               832,874
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          832,874
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          4.4%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------

CUSIP NO. 45336L109                      13G           PAGE  3    OF  16  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          MAYFIELD VI MANAGEMENT PARTNERS, A CALIFORNIA PARTNERSHIP
          94-3058675
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          CALIFORNIA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     832,874
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               832,874
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          832,874
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          4.4%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------

CUSIP NO. 45336L109                      13G           PAGE   4    OF  16  PAGES
          ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          MAYFIELD MEDICAL PARTNERS, A CALIFORNIA PARTNERSHIP
          94-3141068
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          CALIFORNIA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     120,790
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               120,790
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          120,790
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0.6%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------

CUSIP NO. 45336L109                      13G           PAGE  5    OF  16  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          F. GIBSON MYERS, JR.
          SOCIAL SECURITY NUMBER: ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    38,538
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     953,664
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   38,538
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               953,664
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          992,202
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          5.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP NO. 45336L109                      13G           PAGE  6    OF  16  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          KEVIN A. FONG
          SOCIAL SECURITY NUMBER: ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    24,671
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     953,664
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   24,671
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               953,664
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          978,335
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          5.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP NO. 45336L109                      13G           PAGE  7    OF  16  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          WILLIAM D. UNGER
          SOCIAL SECURITY NUMBER: ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    11,289
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     953,664
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   11,289
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               953,664
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          964,953
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          5.1%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP NO. 45336L109                      13G           PAGE  8    OF  16  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          WENDELL G. VAN AUKEN
          SOCIAL SECURITY NUMBER: ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    23,804
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     953,664
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   23,804
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               953,664
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          977,468
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          5.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP NO. 45336L109                      13G           PAGE  9    OF  16  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          MICHAEL J. LEVINTHAL
          SOCIAL SECURITY NUMBER: ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    46,201
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     953,664
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   46,201
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               953,664
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          999,865
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          5.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP NO. 45336L109                      13G           PAGE  10    OF  16  PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          A. GRANT HEIDRICH, III
          SOCIAL SECURITY NUMBER: ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    36,282
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     953,664
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   36,282
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               953,664
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          989,946
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          5.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

ITEM 1.

        (a)    NAME OF ISSUER:

               InControl, Inc.

        (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               6675 185th Avenue N.E., #100
               Redmond, WA 98052

ITEM 2.

        (a)    NAME OF PERSONS FILING:

               Mayfield VI Investment Partners, a California Limited Partnership Mayfield VI Management Partners, a California Limited Partnership Mayfield Medical Partners, a California Partnership
               Kevin A. Fong
               Wendell G. Van Auken
               A. Grant Heidrich, III
               F. Gibson Myers, Jr.
               William D. Unger
               Michael J. Levinthal

        (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               c/o The Mayfield Fund
               2800 Sand Hill Road
               Menlo Park, CA 94025

        (c)    CITIZENSHIP:

               The entities listed in Item 2(a) are California Limited Partnerships, except for Mayfield Medical Partners, which is a California Partnership.
               The individuals listed in Item 2(a) are U.S. citizens.

        (d)    TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $.01 per share

        (e)    CUSIP NUMBER:

               45336L109


                              Page 11 of 16 pages.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

               Not applicable

ITEM 4.  OWNERSHIP

         The information regarding ownership as set forth in Items 5-9 of Pages 2-10 hereto, is hereby incorporated by reference.

         For a summary of total ownership by all Reporting Persons, see Exhibit 2 hereto.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

         Not applicable.



                              Page 12 of 16 pages.

                                   SIGNATURES


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 17, 1998
                                    MAYFIELD VI INVESTMENT PARTNERS
                                    A California Limited Partnership

                                    By: /s/ George A. Pavlov
                                        ---------------------------------------
                                        George A. Pavlov, Authorized Signatory

                                    MAYFIELD VI MANAGEMENT PARTNERS
                                    A California Limited Partnership

                                    By: /s/ George A. Pavlov
                                        ---------------------------------------
                                        George A. Pavlov, Authorized Signatory

                                    MAYFIELD MEDICAL PARTNERS
                                    A California Partnership

                                    By: /s/ George A. Pavlov
                                        ---------------------------------------
                                        George A. Pavlov, Authorized Signatory

                                    F. GIBSON MYERS, JR.

                                    By: /s/ George A. Pavlov
                                        ---------------------------------------
                                        George A. Pavlov, Attorney In Fact

                                    KEVIN A. FONG

                                    By: /s/ George A. Pavlov
                                        ---------------------------------------
                                        George A. Pavlov, Attorney In Fact

                                    WILLIAM D. UNGER

                                    By: /s/ George A. Pavlov
                                        ---------------------------------------
                                        George A. Pavlov, Attorney In Fact


                                    WENDELL G. VAN AUKEN

                                    By: /s/ George A. Pavlov
                                        ---------------------------------------
                                        George A. Pavlov, Attorney In Fact

                                    MICHAEL J. LEVINTHAL



                              Page 13 of 16 pages.

                                    By: /s/ George A. Pavlov
                                        ---------------------------------------
                                        George A. Pavlov, Attorney In Fact


                               A. GRANT HEIDRICH, III

                                    By: /s/ George A. Pavlov
                                        ---------------------------------------
                                        George A. Pavlov, Attorney In Fact




                              Page 14 of 16 pages.

                                    EXHIBIT 1


Exhibit  1-   "Statement Appointing Designated Filer and Authorized
              Signatory" is hereby incorporated by reference to Exhibit B to the Statement on Schedule 13G dated February 10, 1997.



                              Page 15 of 16 pages.

                                    EXHIBIT 2

                                                          PERCENT OF
                                                            CLASS
  NAME OF REPORTING PERSON        NUMBER OF SHARES       BENEFICIALLY
                                                           OWNED(1)
-----------------------------    -------------------   -----------------
Mayfield VI Investment Partners,
a California Limited                    832,874 (2)               4.4%
Partnership

Mayfield VI Management
Partners, a California
Limited Partnership                     832,874 (2)               4.4%

Mayfield Medical Partners, a
California Partnership                  120,790 (3)               0.7%

F. Gibson Myers                         992,202 (4)               5.3%

Kevin A. Fong                           978,335 (4)               5.2%

William D. Unger                        964,953 (4)               5.1%

Wendell G. Van Auken                    977,468 (4)               5.2%

Michael J. Levinthal                    999,865 (4)(5)            5.3%

A. Grant Heidrich, III                  989,946 (4)               5.3%

Total                                 1,196,715                   6.3%

(1) The respective percentages set forth in this column were obtained by dividing the number of shares by the aggregate number of outstanding shares of Common Stock as of 12/31/97.

(2) Represents shares held of record by Mayfield VI Investment Partners, of which Mayfield VI Management Partners is the sole General Partner.

(3) Represents shares held of record by Mayfield Medical Partners, of which Mayfield VI Investment Partners is a General Partner.

(4) The individual Reporting Persons listed are General Partners of Mayfield
VI Management Partners, which is the General Partner of Mayfield VI Investment Partners, which is a General Partner of Mayfield Medical Partners. The individual Reporting Persons may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield VI Investment Partners, and Mayfield Medical Partners but disclaim such beneficial ownership. Each individual Reporting Person expressly disclaims that he is the beneficial owner of any shares which are held by any other individual Reporting Person in his individual capacity.

(5) Includes director options to purchase 16,666 shares, which are exercisable by March 1, 1998. Excludes director options to purchase 13,334 shares, of which 6,667 will become exercisable in May 1998 and the remaining 6,667 shares in May 1999.




                              Page 16 of 16 pages.